SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 19, 2012

Europa Acquisition VIII, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-54217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 6 Xuan Wai Da Jie Beibangonglou Dongji 1519shi Beijing, China	100052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-10-6310-5899
100 Europa Drive, Suite 455 Chapel Hill, North Carolina 27517
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 19, 2012, Europa Acquisition VIII (the “Company”), Peter Reichard, and Peter Coker (each a “Seller” and collectively, the “Sellers”) signed a purchase agreement (the “Stock Purchase Agreement”) with Hua Li (the “Purchaser” and together with the Company and the Sellers, the “Parties”), whereby the Purchaser purchased 100,000 shares of the Company’s common stock, which represents 100% of the issued and outstanding common shares of the Company for $25,000 (the “Purchase Price”). The Purchase Price was transferred to the Sellers on March 19, 2012 (the “Closing Date”).

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, Peter Coker resigned from his positions as the Company’s Chairman of the Company’s Board of Directors, the Company’s President, Treasurer and Secretary and Hua Li was appointed the Company’s President, CEO, and sole Director. The following is certain biographical and other information regarding the newly appointed officer and director:

Hua Li – President, CEO, Director, 52

Hua Li has over 10 years of experience in business development, marketing, distribution and investment. Mr. Li has been the president of Zhongchao Fortune Investment Group Co., Ltd. since September 2007. Between August 2006 and August 2007, Mr. Li was the president of Guangxi Beisheng Group. Between July 2003 and July 2006, Mr. Li was self-employed, involved with strategy and marketing for the construction industry. Mr. Li received his bachelor degree in mathematics from Capital Normal University.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which Hua Li is a party in connection with his appointments as an officer or director of the Company.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Europa Acquisition VIII, Inc., Peter Reichard, Peter Coker, and Hua Li entered into on March 19, 2012.
10.2	Officer and Director resignation letter of Peter Coker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Europa Acquisition VIII, Inc.

By:	/s/ Hua Li
Name:	Hua Li
Title	President

Dated: March 20, 2012